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As filed with the Securities and Exchange Commission on April 20, 2015

Registration Statement No. 333-202113

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

National Storage Affiliates Trust
(Exact name of registrant as specified in its governing instruments)

National Storage Affiliates Trust
5200 DTC Parkway
Suite 200
Greenwood Village, Colorado 80111
(720) 630-2600
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Arlen D. Nordhagen
Chief Executive Officer
National Storage Affiliates Trust
5200 DTC Parkway
Suite 200
Greenwood Village, Colorado 80111
(720) 630-2600
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	Julian Kleindorfer, Esq. Lewis Kneib, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 Tel (213) 485-1234 Fax (213) 891-8763

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

 EXPLANATORY NOTE

        National Storage Affiliates Trust is filing this Amendment No. 3 (the "Amendment") to its Registration Statement on Form S-11 (Registration No. 333-202113) (the "Registration Statement") as an exhibit-only filing to file Exhibits 1.1, 3.1, 3.2, 3.3, 3.4, 3.5, 4.1, 5.1, 10.1, 10.3, 10.4, 10.6, 10.8, 10.9, 10.10, 10.11, 10.16, 10.17, 21.1, and 23.1, none of which had been previously filed. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The preliminary prospectus is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other expenses of issuance and distribution.

        The following table shows the fees and expenses to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$45,434
Financial Industry Regulatory Authority, Inc. filing fee	59,150
NYSE listing fee	125,000
Legal fees and expenses (including Blue Sky fees)*	3,729,000
Accounting fees and expenses*	889,000
Consulting fees and expenses*	733,000
Printing and engraving expenses*	537,000
Miscellaneous	882,416

Total	$7,000,000

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent sales of unregistered securities.

        On June 7, 2013, National Storage Affiliates Trust issued 1,000 common shares to National Storage Affiliates Holdings, LLC at a price per share of $0.01 for an aggregate purchase price of $10.

        This issuance of the common shares described above was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving a public offering.

Item 34.    Indemnification of Trustees and Officers.

        Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The registrant's declaration of trust contains such a provision that eliminates the liability of the registrant's trustees and officers to the maximum extent permitted by Maryland law.

        The registrant's declaration of trust authorizes it, and its bylaws require it, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer or (ii) any individual who, while serving as the registrant's trustee or officer and at its request, serves or has served as a trustee, director, officer, partner, member or manager of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, in either case, who is made a party to, or witness in, a proceeding by reason of his or her service in such capacity, from and against any claim or liability to which such person may become subject or which such person may incur by reason of such service. The registrant's declaration of trust and bylaws also permit the registrant to indemnify and advance expenses to any person who serves any predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant. The registrant also will enter into indemnification agreements with its trustees and executive officers that address similar matters, as described below.

        Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the registrant's declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (i) a written affirmation by the director or officer of his or her or good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Upon the completion of this offering and the formation transactions, the registrant expects to enter into customary indemnification agreements with each of its trustees and executive officers that will obligate the registrant to indemnify them to the maximum extent permitted under Maryland law. The agreements will require the registrant to indemnify the trustee or officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on the registrant's behalf. In addition, the indemnification agreements will require the registrant to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on the registrant's behalf. In either case, the indemnitee will not be entitled to indemnification if it is established that one of the prohibitions on indemnification under Maryland law exists.

        In addition, the indemnification agreements will require the registrant to advance, without a preliminary determination of the indemnitee's entitlement to indemnification thereunder, reasonable expenses incurred by the indemnitee within ten days of the receipt by the registrant of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

  •
  a written affirmation of the indemnitee's good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

        The indemnification agreement also will provide for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of the registrant.

Item 35.    Treatment of proceeds from stock being registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial statements and exhibits.

  (a)
  Financial Statements.    See page F-1 for an index to the financial statements and schedules included in this registration statement.

  (b)
  Exhibits.    The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 37.    Undertakings.

  (a)
  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), may be permitted to trustees, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c)
  The undersigned registrant hereby further undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on April 20, 2015.

National Storage Affiliates Trust
By:	/s/ ARLEN D. NORDHAGEN
	Name:	Arlen D. Nordhagen
	Title:	chief executive officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

	Name		Title	Date

/s/ ARLEN D. NORDHAGEN Arlen D. Nordhagen			chairman nominee of the board of trustees, president, and chief executive officer (principal executive officer)	April 20, 2015
/s/ TAMARA D. FISCHER Tamara D. Fischer			chief financial officer (principal accounting and financial officer)	April 20, 2015
National Storage Affiliates Holdings, LLC
By:	/s/ ARLEN D. NORDHAGEN		trustee	April 20, 2015
	Name:	Arlen D. Nordhagen
	Title:	chief executive officer

 EXHIBIT INDEX

Exhibit number		Exhibit description
1.1		Form of Underwriting Agreement by and between National Storage Affiliates Trust, NSA OP, LP and the underwriters named therein

3.1		Form of Articles of Amendment and Restatement of National Storage Affiliates Trust

3.2		Form of Amended and Restated Bylaws of National Storage Affiliates Trust

3.3		Form of Third Amended and Restated Agreement of Limited Partnership of NSA OP, LP

3.4		Form of Amended and Restated DownREIT Limited Partnership Agreement

3.5		Form of Partnership Unit Designation of NSA OP, LP

4.1		Specimen Common Share Certificate of National Storage Affiliates Trust

5.1		Opinion of Clifford Chance US LLP (including consent of such firm)

8.1	*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1		Form of 2015 National Storage Affiliates Trust Equity Incentive Plan

10.2	†	NSA OP, LP, 2013 Long-Term Incentive Plan

10.3		Form of Restricted Share Unit Award Agreement

10.4		Form of Restricted Share Award Agreement

10.5	†	Form of LTIP Unit Award Agreement to Trustees under the NSA OP, LP, 2013 Long-Term Incentive Plan

10.6		Form of Amended and Restated Registration Rights Agreement, by and among National Storage Affiliates Trust and the parties listed on Schedule I thereto

10.7	†	Form of Indemnification Agreement by and between National Storage Affiliates Trust and each of its trustees and executive officers

10.8		Form of Employment Agreement, dated , by and between National Storage Affiliates Trust and Arlen D. Nordhagen

10.9		Form of Employment Agreement, dated , by and between National Storage Affiliates Trust and Tamara D. Fischer

10.10		Form of Employment Agreement, dated , by and between National Storage Affiliates Trust and Steven B. Treadwell

10.11		Form of Facilities Portfolio Management Agreement

10.12	†	Form of Contribution Agreement among each contributor named therein, NSA OP, LP and any indirectly wholly owned subsidiary of NSA OP, LP named therein

10.13	†	Form of Purchase and Sale Agreement among each seller named therein, National Storage Affiliates Trust and NSA OP, LP

Exhibit number		Exhibit description
10.14	†	Credit Agreement dated as of April 1, 2014 by and among NSA OP, LP, and certain of its subsidiaries, as Borrowers, National Storage Affiliates Trust and National Storage Affiliates Holdings, LLC, as Guarantors, the lenders from time to time party hereto, KeyBank National Association, as Administrative Agent, with Keybanc Capital Markets Inc., as Sole Bookrunner and Lead Arranger, and PNC Bank, National Association, and Wells Fargo Bank, National Association, as Co-Syndication Agents

10.15	†	Increase Agreement, dated as of July 21, 2014, by and among NSA OP, LP and certain of its Subsidiaries party to the Credit Agreement, as Borrowers, National Storage Affiliates Trust and National Storage Affiliates Holdings, LLC, as Guarantors, the lenders from time to time party hereto, and KeyBank National Association, as Administrative Agent for the Lenders

10.16		Contribution Agreement dated as of March 31, 2015, to be effective as of April 1, 2015, by and between SecurCare Self Storage, Inc., as contributor, and NSA OP, LP

10.17		Form of LTIP Unit Award Agreement to participating regional operators under the NSA OP, LP 2013 Long-Term Incentive Plan

21.1		List of subsidiaries of National Storage Affiliates Trust

23.1		Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2	*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)

23.3	†	Consent of KPMG for National Storage Affiliates Trust and NSA Predecessor

23.4	†	Consent of EKS&H LLLP

24.1	†	Power of Attorney (included on the signature page to the Registration Statement)

99.1	†	Consent of Arlen D. Nordhagen as a trustee nominee

99.2	†	Consent of George L. Chapman as a trustee nominee

99.3	†	Consent of Kevin M. Howard as a trustee nominee

99.4	†	Consent of Paul W. Hylbert, Jr. as a trustee nominee

99.5	†	Consent of Chad Meisinger as a trustee nominee

99.6	†	Consent of Steve G. Osgood as a trustee nominee

99.7	†	Consent of Dominic M. Palazzo as a trustee nominee

99.8	†	Consent of Mark Van Mourick as a trustee nominee

*
To be filed by amendment

†
Filed previously

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other expenses of issuance and distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent sales of unregistered securities.
  Item 34. Indemnification of Trustees and Officers.
  Item 35. Treatment of proceeds from stock being registered.
  Item 36. Financial statements and exhibits.
  Item 37. Undertakings.
SIGNATURES
EXHIBIT INDEX